Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Sale of Forestry Division to Caterpillar Inc.

Portland, OR, November 5, 2007- Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) announced today and simultaneously closed the sale of its Forestry Division to Caterpillar Forest Products Inc., a wholly owned subsidiary of Caterpillar Inc. Blount received consideration of $77.3 million for the sale. Proceeds received upon completion of the transaction are subject to certain post-closing adjustments and will be utilized to reduce debt and pay applicable taxes and transaction fees.

Blount’s Forestry Division manufactures and distributes purpose-built timber harvesting equipment, industrial tractors and loaders. The Forestry Division’s products are distributed under the Prentice, Caterpillar and CTR brand names through a network of equipment dealers that possess leading market positions in most areas in which they compete. The Forestry Division represents approximately 20% and 6% of Blount’s revenue and operating income, respectively.

Since March 2003, Blount and Caterpillar have participated in an alliance under which Blount manufactures and sells certain forestry equipment using Caterpillar brand names and provides marketing and product support for Caterpillar forestry dealers worldwide.

Blount’s Chairman and CEO James Osterman said, “We will utilize the proceeds from the sale of the Forestry Division to reduce debt and further sharpen our long-term focus on growing our Outdoor Products Segment.”

The Company will recognize a gain on the sale from this transaction in the fourth quarter of this year. It is estimated that the gain on sale will be between $10 million and $12 million ($0.21 and $0.25 per diluted share). Net cash proceeds after payment of taxes and fees are estimated to be between $46 million and $48 million in the fourth quarter.

Blount International, Inc. is a diversified international company that sells its products in more than 100 countries around the world. The Company’s Outdoor Products segment is a leading provider of chains, bars and sprockets for the chainsaw industry, yard care accessories and concrete cutting saws. For more information about Blount International, Inc., please visit the website at http://www.blount.com

Forward-looking statements in this release, including without limitation the Company’s “expectations”, “beliefs”, and “indications”, “estimates”, and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks, and actual results subsequent to the date of this announcement may differ materially.